Exhibit 99.4

Consent of Prospective Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Barry E. Davis, hereby consent to be named as a prospective director of EnLink Midstream Manager, LLC in the Registration Statement on Form S-4 of EnLink Midstream, LLC, as amended to date, and as amended by any subsequent amendments thereto.

/s/ Barry E. Davis

Barry E. Davis

February 3, 2014